 EXHIBIT 5

August 20, 2012

GSE Systems, Inc.
1332 Londontown Boulevard
Suite 200
Sykesville, MD 21784

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by GSE Systems, Inc. (the “Company”) with the Securities and Exchange Commission on the date hereof  registering 2,000,000 shares of common stock, par value $.01 per share (the “Shares”), of the Company in connection with the Company’s 1995 Long-Term Incentive Plan (as amended and restated effective June 14, 2011 (the “Plan”).

I am a Senior Vice President and General Counsel of the Company, and have examined such corporate records and other documents that I have deemed relevant.  Based upon the foregoing, I am of the opinion that each authorized and unissued Share to be issued by the Company, when issued in accordance with the terms and conditions of the Plan, and assuming no changes in relevant law or facts, will be validly issued, fully paid, and non-assessable.

I hereby consent to the references made to me, and to the use of my name, in the Registration Statement.  By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lawrence M. Gordon
Lawrence M. Gordon
Senior Vice President and General Counsel